Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is entered into on July 21, 2010, by and between Hyperdynamics Corporation, a Delaware corporation (the “Company”) and TWJ Navigation, Inc. (referred to herein as the “Holder”).  The Company and the Holder may also be referred to collectively herein as the “Parties.”

Recitals

WHEREAS, the Parties entered into a Letter Agreement in September 2009 (the form of which is included as Exhibit A hereto (the “September 2009 Agreement”)) and desire to enter into this Agreement and to terminate the September 2009 Agreement.

NOW THEREFORE, the Parties agree as follows:

Agreement

1. TERM.

The term of this Agreement shall begin on July 21, 2010 and end on July 1, 2012 (the “Term”).

2. LOCK-UP.

An aggregate of 5,900,000 shares of Common Stock of the Company and Warrants to purchase 1,740,000 shares of Common Stock of the Company that are owned by the Holder (the shares of Common Stock and shares of Common Stock underlying the Warrants are collectively referred to as the “Securities”) shall be subject to this Agreement.  The Holder agrees that during the period beginning on July 21, 2010 and ending nine months later on April 21, 2011 (the “Restriction Period”), except as set forth in Section 3 below, without the written consent of the Company (which may be withheld in the Company’s sole discretion), it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the 5,900,000 shares of Common Stock held by them or the 1,740,000 shares that may be acquired pursuant to exercise of the Warrants, or any of the 1,740,000 Warrants or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of these Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise.

3. EXCEPTIONS TO RESTRICTION PERIOD.

The following are exceptions to the Restriction Period pursuant to Section 2 above:

(a) Any donations of the Securities to the American Friends of Guinea as provided in Section 4 herein.

(b) Any Securities that are pledged as collateral to secure repayment of a loan(s) made to the Holder or an affiliate of the Holder that is commercially reasonable and in which repayment terms exceed the expiration date of the Restriction Period, subject to the consent of the Company (which shall not be unreasonably withheld).

(c) Any transfer of all or any part of the (i) 5,900,000 shares of Common Stock; (ii) the Warrants to purchase 1,740,000 shares of Common Stock or (iii) any shares of Common Stock acquired pursuant to exercise of the Warrants, to Kent P. Watts, individually, upon receipt in form and substance satisfactory to the Company of his agreement to be bound by the terms and conditions of this Agreement.

(d) During the Restriction Period, if the share price of the Common Stock of the Company closes at a price greater than $3 for five consecutive trading days, then 15% of the Holder’s shares of Common Stock that still have sales restrictions in effect, shall no longer be restricted in any way pertaining to any terms of this Agreement.

(e) During the Restriction Period, if the share price of the Common Stock of the Company closes at a price greater than $5 for five consecutive trading days, then 50% of the Holder’s shares of Common Stock shall no longer be restricted in any way pertaining to any terms of this Agreement.

(f) During the Restriction Period, if the share price of the Common Stock of the Company closes at a price greater than $9 for five consecutive trading days, all remaining shares of Common Stock that still have certain restrictive terms in effect pursuant to Section 2 herein shall no longer be restricted in any way pertaining to any terms of this Agreement.

(g) If there is a “Change of Control” of the Company during the Restriction Period, all restrictions pursuant to Section 2 shall immediately cease.

A “Change of Control” shall be deemed to occur if and when:

(i)           there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

(ii)           any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii)           individuals who, as of July 21, 2010, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to July 21, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in SEC Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or such other actual or threatened solicitation of proxies or consents  by or on behalf of a person other than the Board; or

(iv)           all or substantially all of the assets of the Company are sold, transferred or distributed.

4.	DONATIONS OF COMMON STOCK AND WARRANTS TO THE AMERICAN FRIENDS OF GUINEA.

The Holder will donate an aggregate of 1,000,000 shares of Common Stock to the American Friends of Guinea, a charitable organization that the Company is working with to help provide support to the people of Guinea, as follows: 100,000 shares on or before August 25, 2010; 570,000 shares on or before July 1, 2011, and 330,000 shares on or before July 1, 2012.  Warrants to purchase 500,000 shares of the Common Stock will be donated by the Holder to the American Friends of Guinea from time to time at its discretion, but no later than July 1, 2012. Notwithstanding the foregoing, if the share price of the Common Stock of the Company closes at a price greater than $3 for five consecutive trading days, then the Board of Directors of the American Friends of Guinea (the “AFG Board”) after review in the AFG Board’s discretion of the budget and anticipated requirements of such organization and the goal of providing support to the people of Guinea, shall have the right to require that some or all of the agreed upon donations be made by the Holder no later than 30 days after notice to the Holder by the AFG Board.

The obligations of the Holder set forth in this Section 4 may be satisfied, in whole or in part, by Kent P. Watts, individually, as determined by the Holder and Mr. Watts.

5. TERMINATION OF THE SEPTEMBER 2009 AGREEMENT.

The September 2009 Agreement is terminated.

6. OTHER PROVISIONS

(a) The certificates and agreements evidencing the Securities shall have imprinted on their face a restricted legend substantially as follows:

“The Securities represented by this certificate (warrant agreement) are restricted from transfer pursuant to the terms of the Agreement between the Holder and Hyperdynamics Corporation, dated July 21, 2010, and may only be transferred in compliance with that Agreement.”

(b) The Parties agree that this Agreement is irrevocable except for as herein provided and shall be binding upon their respective heirs, legal representatives, successors and assigns.

(c) The Parties agree that irreparable damage could result if this Agreement is not performed in accordance with its terms, and either party may be entitled to specific performance, in addition to any other remedy at law, or in equity.

(d) The terms of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas and shall be binding upon and inure to the benefit of the Company, the Holder, and their respective heirs, legal representatives, successors and assigns.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. The Holder acknowledges that he or she has had the opportunity to consult with an attorney prior to entering into this Agreement and that no part of this Agreement shall be construed against any Party on the basis of authorship. Each of the Parties represents and warrants to each other that each has the requisite authority to enter into and perform his or its obligations under this Agreement and that this Agreement constitutes his or its legal, valid and binding obligation.

(e) The execution of this Agreement, and the delivery of a copy thereof bearing a facsimile or a scanned signature, shall be valid and enforceable and shall, for all purposes, be treated as an original signature.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

Agreed and Accepted:

TWJ NAVIGATION, INC.                                                                                     HYPERDYNAMICS CORPORATION

/s/ Kent P. Watts                                                                 /s/ Ray Leonard__________________
Name: Kent P. Watts                                                            Ray Leonard
Title: President                                                                      President and CEO